INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Shire Pharmaceuticals Group plc ("Shire") Registration Statements on Form S-8 (Nos. 333-09168, 333-93543 and 333-60952) of our report dated January 25, 2001 included in the current report on Form 8-K of Shire filed August 15, 2001, on our audits of the consolidated financial statements of BioChem Pharma Inc., prepared in Unites States of America dollars and in accordance with generally accepted accounting principles in the United States of America as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 and to the use of our report with respect to the financial statements in the Shire current report on Form 8-K filed August 15, 2001.

/s/ Raymond Chabot Grant Thornton

Chartered Accountants
General partnership



Montreal, Canada
August 15, 2001